Exhibit 99.1

Quepasa Launches Mobile Virtual Currencyto Monetize Its Largest and Fastest-Growing Audience -- Mobile

Facebook, LinkedIn, and other social networks now focused on monetizing mobile

New Hope, PA – February 23, 2012 – Quepasa Corporation (QPSA: NYSE Amex), the public market leader for social discovery and owner of North-American platform myYearbook and Latin-American platform Quepasa, today announced the launch of Credits for myYearbook mobile, a virtual currency that helps users meet more people faster by increasing their visibility through premium services.

“Over half of our active users visit us on mobile each day,” notes Geoff Cook, Chief Operating Officer of Quepasa Corporation. “We’ve experienced extraordinary 300% growth in mobile users over the last year. With the launch of Credits, we now can monetize our mobile users through virtual currency. By launching Credits for mobile, we are putting our virtual currency at the core of the mobile user experience.”

“With significantly less payment friction than on the web, mobile is the future of social networking monetization,” continues Cook. “Every social network, from Facebook to LinkedIn, is struggling with how to monetize this fastest growing segment of its audience. Mobile is the ideal platform for meeting new people. With the launch of mobile Credits, myYearbook users can now meet more new people and increase their popularity on the network faster than ever before.”

Users of myYearbook for Android can use Google Checkout to purchase Credits on their mobile devices.  Users of myYearbook for iPhone will soon be able to purchase Credits using their iTunes billing profiles. Credits can be purchased for $2.99, $9.99, $19.99, and $39.99, depending on the desired quantity.

Mobile Credits enable users to self-promote and to be front and center among users by activating three highly-trafficked Spotlight features directly from their mobile devices. Each Spotlight feature costs 50 Credits, or approximately $1.00.

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Homepage Spotlight – Users put themselves on top of the homepage for everyone to see! Users can post their profile photo and a brief message to appear on everyone’s homepage, resulting in significantly more profile visitors and friend requests for the duration of the feature.

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Match Spotlight – Get to the front of the line! Mobile Credits give users priority in Match, a popular application that allows users to secretly admire people within a specified age range or geographic location, substantially increasing the number of profile views and secret admirers.

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Live Feed Spotlight – Have something to say that you want everyone to see? A spotlighted Live Feed post will be pinned to the top of the Feed for everyone to see, to generate great discussions and more comments and likes than ever before!

By purchasing mobile Credits and Spotlight features, users can also increase their Popularity on the network. All users receive a Popularity Rank based on the number of profile views, friend requests, secret admirers, likes, and comments they receive. Users can track their Popularity Rank over time, and other users can view their Popularity on their profiles.

“People care about their standing within the community,” notes Cook. “While users can continue to increase in Popularity simply by using the site as a free user, mobile users now can boost their Popularity by using Credits to buy into the Spotlight.”

“We could not be more excited at the prospect for mobile monetization,” continues Cook. “Smartphone penetration is only going to continue to increase and the big mobile payment platforms, iOS and Google Checkout, will become increasingly seamless. No medium has ever grown as fast as mobile. We look forward to realizing the promise of mobile monetization while we build the leading social network for meeting new people.”

Mobile Credits are available today on Android and Quepasa plans to launch them soon on iPad and iPhone.

About Quepasa Corporation
Quepasa Corporation (QPSA: NYSE Amex) is the public market leader for social discovery and owner of Latin-American platform Quepasa and North-American platform myYearbook. The company makes meeting new people fun through social games and apps, monetized through both advertising and virtual currency. In addition to Quepasa and myYearbook, the Company operates Quepasa Games, a cross-platform social game development studio. Quepasa has strong reach throughout the world, with a concentration across North and South America. Quepasa is headquartered in New Hope, Pennsylvania. For more information about the Company, go to www.quepasacorp.com, or join for free at www.Quepasa.com, myYearbook.com, or via the myYearbook app on iPhone, iPad, and Android.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including the enormous opportunity for mobile monetization, realizing the promise of mobile monetization and building the leading social network for meeting new people.   Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include issues that affect the functionality of our mobile application with popular mobile operating systems and payment platforms that we do not control, any changes in such operating systems that degrade our mobile application’s functionality and other unexpected issues which could adversely affect usage on mobile devices, and the willingness of our users to purchase the Credits on their mobile devices.

Further information on the Company’s risk factors is contained in its filings with the Securities and Exchange Commission, including the Form S-4/A filed on October 4, 2011. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:
Robin Shallow
EVP Communications & Public Relations
Quepasa Corporation
(215) 862-1162 x230
robin@myyearbook.com

Media Inquiries:
Tammy Chan
Atomic PR for Quepasa Corporation
(212) 699-3646
tammy@atomicpr.com

Investor Contact:
E. Brian Harvey
Vice President of Capital Markets and Investor Relations
Quepasa Corporation
(310) 801-1719
brian.harvey@quepasacorp.com
Follow us on StockTwits or Twitter at QuepasaCorp

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